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                                                                    EXHIBIT 23.4




                   Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 24, 2000 on the consolidated financial statements of SEMCO Energy, Inc. as of December 31, 1999 and 1998 and for the three years ended December 31, 1999 and our report dated March 15, 2000 on our examination of the Pro Forma Combined Statement of Income for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.


                                                          /s/Arthur Andersen LLP



Detroit, Michigan,
 March 21, 2000